SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

American Healthways, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants Table
Option Exercises and Year-End Value Table
Directors Compensation
Employment Agreements
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report
Audit Committee Report
Performance Graph
PROPOSAL NO. 2 AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN
Summary of Material Provisions of the 1996 Plan
Options Granted Under the 1996 Plan
PROPOSAL NO. 3 APPROVAL OF THE AMENDED AND RESTATED 2001 STOCK OPTION PLAN
Summary of Material Provisions of the 2001 Plan
Options Granted Under the 2001 Plan
Equity Compensation Plans
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
Audit Fees
Financial Information Systems Design and Implementation Fees
All Other Fees
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE 2004 ANNUAL MEETING OF STOCKHOLDERS
METHOD OF COUNTING VOTES
MISCELLANEOUS
EXHIBIT A
EXHIBIT B
EXHIBIT C

3841 Green Hills Village Drive

Nashville, Tennessee 37215

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Stockholders of American Healthways, Inc.:

      The Annual Meeting of Stockholders of American Healthways, Inc., a Delaware corporation (the “Company”), will be held at the SunTrust Center, 5th Floor Auditorium, 424 Church Street, Nashville, Tennessee 37219, at 9:00 a.m., local time, on Wednesday, January 22, 2003 for the following purposes:

(1)	To elect two (2) directors, to hold office for a term of three (3) years or until their successors have been elected and qualified;

(2)	To consider and act upon a proposal to amend the Company’s 1996 Stock Incentive Plan (the “1996 Plan”) to increase the number of shares of the Company’s common stock available for issuance under the 1996 Plan by 400,000 shares;

(3)	To approve the Amended and Restated 2001 Stock Option Plan (the “2001 Plan”); and

(4)	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

      The proxy statement and form of proxy accompanying this notice are being mailed to stockholders on or about December 20, 2002. Only stockholders of record at the close of business on December 2, 2002 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

      Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

      We hope very much that you will be able to be with us. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

Thomas G. Cigarran
Chairman

December 20, 2002

AMERICAN HEALTHWAYS, INC.

3841 Green Hills Village Drive
Nashville, Tennessee 37215

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

Wednesday, January 22, 2003

      The enclosed proxy is solicited by the Board of Directors on behalf of American Healthways, Inc. for use at the Annual Meeting of Stockholders to be held on Wednesday, January 22, 2003, at 9:00 a.m., local time, at the SunTrust Center, 5th Floor Auditorium, 424 Church Street, Nashville, Tennessee 37219, and at all adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Copies of the proxy, this proxy statement and the attached notice are being sent to stockholders on or about December 20, 2002.

      The Company’s officers and employees may solicit proxies personally or by mail, telephone or facsimile. All costs of this solicitation will be borne by the Company, including expenses in connection with preparing, assembling and mailing this proxy statement. The Company does not anticipate paying any compensation to any party other than its regular employees for the solicitation of proxies but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

      Shares represented by such proxies will be voted in accordance with the choices specified thereon. If no choice is specified, the shares represented by such proxies will be voted FOR the election of the director nominees set forth under Proposal No. 1, FOR the approval of the amendment to the 1996 Plan set forth under Proposal No. 2 and FOR the approval of the 2001 Plan set forth under Proposal No. 3. The Board of Directors does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.

      A proxy may be revoked by a stockholder at any time before its exercise by attending the meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date.

      Each share of the Company’s common stock, $.001 par value (the “Common Stock”), issued and outstanding on the record date, December 2, 2002, will be entitled to one vote on all matters to come before the meeting. Cumulative voting is not permitted. As of December 2, 2002, there were outstanding 15,423,540 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to those persons known to the Company to be the beneficial owners (as defined by certain rules of the Securities and Exchange Commission (the “Commission”)) of more than five percent (5%) of the Company’s Common Stock, its only voting security, and with respect to the beneficial ownership of the Company’s Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all executive officers and directors of the Company as a group. The information set forth below is based on ownership information received by the Company as of December 2, 2002. Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

	Amount of		Percent of
	Common Stock		Outstanding
Name and Address	Beneficially		Common
of Beneficial Owner	Owned(1)		Stock(1)

FMR Corp.	1,917,173	(2)	12.43%
82 Devonshire Street
Boston, MA 02109
Waddell & Reed Financial, Inc.	1,867,500	(2)	12.11
6300 Lamar Avenue
Overland Park, KS 66202
Thomas G. Cigarran****	1,141,122	(3)	7.26
3841 Green Hills Village Drive
Nashville, TN 37215
Capital Research & Management Company	900,000	(2)	5.84
333 South Hope Street, 55th Floor
Los Angeles, CA 90071-1447
Henry D. Herr**	589,742	(4)	3.79
Robert E. Stone***	292,654	(5)	1.89
William C. O’Neil, Jr.**	241,506	(6)	1.57
Mary D. Hunter***	61,893	(7)	*
Ben R. Leedle***	52,271	(8)	*
Martin J. Koldyke**	51,533		*
Frank A. Ehmann**	27,086	(9)	*
C. Warren Neel**	27,045	(10)	*
Mary A. Chaput***	15,295	(11)	*
All directors and executive officers as a group (11 persons)	2,504,165	(12)	15.58%

*	Indicates ownership of less than one percent of the Company’s outstanding Common Stock.
**	Director of the Company
***	Named Executive Officer
****	Director and Named Executive Officer

(1)	Pursuant to the rules of the Commission, certain shares of the Company’s Common Stock which an individual owner set forth in this table has a right to acquire within 60 days after the record date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table. Likewise, the shares subject to options held by the other directors and executive officers of the Company which are exercisable within 60 days of the record date hereof, are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.
(2)	Information with respect to stock ownership is based upon the Form 13F dated September 2002 filed with the Commission.
(3)	Includes 290,000 shares issuable upon the exercise of outstanding options.
(4)	Includes 14,232 shares owned by Mr. Herr’s wife and 116,596 shares issuable upon the exercise of outstanding options.
(5)	Includes 101,620 shares issuable upon the exercise of outstanding options.
(6)	Includes 7,598 shares issuable upon the exercise of outstanding options.
(7)	Includes 60,187 shares issuable upon the exercise of outstanding options.
(8)	Includes 50,438 shares issuable upon the exercise of outstanding options.
(9)	Includes 2,250 shares issuable upon the exercise of outstanding options.

(10)	Includes 7,598 shares issuable upon the exercise of outstanding options.
(11)	Includes 11,250 shares issuable upon the exercise of outstanding options.
(12)	Includes 647,537 shares issuable upon the exercise of outstanding options.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      The Company’s Restated Certificate of Incorporation provides for a staggered Board of Directors. Each director serves a three-year term until his successor is elected and qualified. The two directors to be elected at the 2003 Annual Meeting will serve until the Annual Meeting of Stockholders in 2006 (the “Class III” directors), two directors currently serving on the Board will continue to serve until the Annual Meeting of Stockholders in 2004 (the “Class I” directors), and two directors currently serving on the Board will continue to serve until the Annual Meeting of Stockholders in 2005 (the “Class II” directors).

      Unless contrary instructions are received, shares of Common Stock of the Company represented by duly executed proxies will be voted in favor of the election of the nominees named below. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that the nominees will be unable to serve, and therefore, at this time does not have any substitute nominees under consideration.

      A nominee for election must receive a plurality of the votes cast to be elected as a director. Stockholders have no right to vote cumulatively for directors, but rather each stockholder shall have one vote for each share of Common Stock held by such stockholder for each director.

      The following persons are the nominees for election to serve as Class III directors. Both nominees are presently directors of the Company. Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Henry D. Herr	III; 2006
Mr. Herr, 56, has been a director of the Company since 1988. Mr. Herr served as Executive Vice President of Finance and Administration and Chief Financial Officer of the Company from February 1986 to October 2001. Mr. Herr is currently employed by the Company on a part-time basis. Mr. Herr also is a director of AmSurg Corp.

Martin J. Koldyke	III; 2006
Mr. Koldyke, 70, has been a director of the Company since 1981. Mr. Koldyke is a former Chairman of Frontenac Company, a venture capital management partnership that he founded in 1971. Mr. Koldyke is a former Chairman of the Illinois Health Finance Authority, former Chairman and a Trustee of WTTW Channel 11, Chicago, a Life Trustee of Northwestern University and Chairman Emeritus of the Golden Apple Foundation.

      The following four persons currently are members of the Board of Directors and will continue in their present positions after the Annual Meeting. The following persons are not nominees, and stockholders are not being asked to vote for them. Certain information relating to the following persons has been furnished to the Company by the individuals named.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Expires	Background Information

Frank A. Ehmann	I; 2004
Mr. Ehmann, 68, has been a director of the Company since 1991. Mr. Ehmann was a partner of RCS Health Care Partners Ltd., an affiliate of Robertson Stephens Co., from 1990 to 1994. From 1987 to 1989, he was President and Chief Operating Officer of United Stationers, Inc. He served as President and Co-Chief Operating Officer of Baxter-Travenol Laboratories, Inc. from 1986 to 1987, and as President and Chief Operating Officer of American Hospital Supply Corporation in 1985, when it merged with Baxter-Travenol. Mr. Ehmann also serves as a director of Convergent Capital Funds.

William C. O’Neil, Jr.	I; 2004
Mr. O’Neil, 68, has served as a director of the Company since 1985. From 1989 to 1999, Mr. O’Neil was the Chairman, President and Chief Executive Officer of ClinTrials Research, Inc., a pharmaceutical clinical research services company. Prior thereto, Mr. O’Neil was Chairman, President and Chief Executive Officer of International Clinical Laboratories, Inc., a national laboratory testing company. Mr. O’Neil is also a Director of Advocat, Inc., Sigma Aldrich Corporation and Central Parking Corporation.

Thomas G. Cigarran	II; 2005
Mr. Cigarran, 60, has served as Chairman and Chief Executive Officer of the Company since September 1988 and as a director since 1981. Mr. Cigarran served as President of the Company from September 1981 to June 2001. Mr. Cigarran also is Chairman and a director of AmSurg Corp.

Dr. C. Warren Neel	II; 2005
Dr. Neel, 63, has been a director of the Company since October 1991. Since July 2000, Dr. Neel has served as Commissioner of Finance and Administration for the State of Tennessee. Dr. Neel is currently on leave from his position as Dean of the College of Business Administration at The University of Tennessee in Knoxville, a position he has held since 1977. Dr. Neel is also a director of Saks, Inc. and Clayton Homes, Inc.

      The Board of Directors of the Company held six meetings during the fiscal year ended August 31, 2002. The Board of Directors has Nominating, Audit and Compensation Committees. The Audit Committee is comprised of Messrs. Ehmann, Koldyke and O’Neil and Dr. Neel, each of whom is independent as defined by the NASDAQ listing standards. The Audit Committee meets with the Company’s independent auditors and management to review the Company’s consolidated financial statements. The Audit Committee held five meetings during fiscal 2002.

      The Compensation Committee is responsible for the periodic review of management’s compensation and administration of the Company’s compensation plans. The Compensation Committee consists of Messrs. Ehmann and Koldyke and Dr. Neel, each of whom is independent as defined by the NASDAQ listing standards. The Compensation Committee held four meetings during fiscal 2002.

      The Nominating Committee consists of Messrs. Cigarran and O’Neil and Dr. Neel. The Nominating Committee recommends to the Board of Directors nominees for election to the Board. The Nominating Committee will consider nominees recommended by the Company’s stockholders provided such proposed nominations are submitted to the Company in the manner and within the time limits for stockholder proposals as set forth on page 27 of this Proxy Statement. The Nominating Committee held one meeting during fiscal 2002.

      Each of the incumbent directors of the Company attended at least 75% of the aggregate of the total number of meetings held during fiscal 2002 by the Board of Directors and each committee of which such director was a member.

EXECUTIVE COMPENSATION

      The following table provides information as to annual, long-term and other compensation during fiscal years 2002, 2001 and 2000 for the Company’s Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers on August 31, 2002 (collectively, the “Named Executive Officers”). Option awards have been adjusted to reflect the three-for-two stock split effected in the form of a stock dividend on November 23, 2001.

Summary Compensation Table

				Long-term
				Compensation
		Annual Compensation		Awards
					All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	Compensation(1)

Thomas G. Cigarran	2002	$400,000	$461,500	130,000	$73,291	(2)
Chairman of the Board and	2001	360,000	175,500	37,500	58,817
Chief Executive Officer	2000	341,250	76,781	75,000	47,302
Ben R. Leedle	2002	$330,000	$298,238	175,000	$48,655	(3)
President and Chief Operating Officer	2001	225,000	159,687	30,000	36,970
	2000	180,000	40,501	37,500	14,681
Robert E. Stone	2002	$240,000	$216,900	30,001	$50,835	(4)
Executive Vice President	2001	225,000	77,625	30,000	40,142
	2000	210,000	47,250	36,000	30,940
Mary D. Hunter	2002	$207,000	$187,076	35,000	$38,484	(5)
Executive Vice President and	2001	187,500	72,751	37,500	28,740
Chief Operating Officer — Hospital	2000	162,000	42,769	17,250	20,577
Group
Mary A. Chaput	2002	$183,333	$192,524	95,000	$14,317	(6)
Executive Vice President and	2001	0	0	0	0
Chief Financial Officer	2000	0	0	0	0

(1)	Includes $3,600 per year automobile allowance for each Named Executive Officer other than Ms. Chaput, whose allowance was $3,300 in fiscal 2002.
(2)	Includes $60,839 contributed by the Company to the Company’s Corporate and Subsidiary Officer Capital Accumulation Plan (the “Capital Accumulation Plan”), $5,332 contributed by the Company to the Company’s Retirement Savings Plan (the “401(k) Plan”) and $3,520 of life insurance premiums paid by the Company on behalf of Mr. Cigarran.
(3)	Includes $39,910 contributed by the Company to the Capital Accumulation Plan and $5,145 contributed by the Company to the 401(k) Plan on behalf of Mr. Leedle.
(4)	Includes $35,953 contributed by the Company to the Capital Accumulation Plan, $5,347 contributed by the Company to the 401(k) Plan and $5,935 of life insurance premiums paid by the Company on behalf of Mr. Stone.
(5)	Includes $29,564 contributed by the Company to the Capital Accumulation Plan and $5,320 contributed by the Company to the 401(k) Plan on behalf of Ms. Hunter.
(6)	Includes $9,975 contributed by the Company to the Capital Accumulation Plan and $1,042 contributed by the Company to the 401(k) Plan on behalf of Ms. Chaput.

Option Grants Table

      The following table provides information as to options granted to the Named Executive Officers during fiscal 2002. No separate stock appreciation rights (“SARs”) were granted during fiscal 2002.

Option/SAR Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
					Annual Rates of
		% of Total			Stock Price
		Options			Appreciation for
	Options	Granted to	Exercise or		Option Term
	Granted(1)	Employees in	Base Price	Expiration
Name	(#)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Thomas G. Cigarran	50,000	4.45%	$23.15	10/8/2011	$727,946	$1,844,757
	80,000	7.12	$14.48	8/27/2012	728,512	1,846,191
Ben R. Leedle	75,000	6.68	$23.15	10/8/2011	1,091,918	2,767,135
	100,000	8.91	$14.48	8/27/2012	910,639	2,307,739
Robert E. Stone	10,001	0.89	$23.15	10/8/2011	145,604	368,988
	20,000	1.78	$14.48	8/27/2012	182,128	461,548
Mary D. Hunter	15,000	1.34	$23.15	10/8/2011	218,384	553,427
	20,000	1.78	$14.48	8/27/2012	182,128	461,548
Mary A. Chaput	45,000	4.01	$23.15	10/8/2011	655,151	1,660,281
	50,000	4.45	$14.48	8/27/2012	455,320	1,153,870

(1)	All options granted to the Named Executive Officers generally vest at the rate of 25% per year over a four year period beginning on the date of the grant. If there is a change in control or a potential change in control (as defined in the 1996 Plan), any stock options which are not then exercisable, in the discretion of the Board, may become fully exercisable and vested, and stock options will, unless otherwise determined by the Compensation Committee in its sole discretion, be cashed out on the basis of the change in control price, as defined in the 1996 Plan.

Option Exercises and Year-End Value Table

      The following table provides information as to options exercised by the Named Executive Officers during fiscal 2002. None of the Named Executive Officers has held or exercised separate SARs. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of the record date. Also reported are the values for “in-the-money” options, which represent the positive spread between the exercise price of existing stock options and the fiscal year-end price of the Company’s Common

Stock. Option exercises have been adjusted to reflect the three-for-two stock split effected in the form of a stock dividend on November 23, 2001.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

					Value of Unexercised
	Number of				In-the-Money
	Shares		Number of Unexercised		Options at Fiscal
			Options at Fiscal Year End		Year End($)(1)

	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas G. Cigarran	33,750	$378,338	240,000	205,000	$3,167,738	$1,180,138
Ben R. Leedle	116,079	2,788,576	7,500	225,438	91,669	917,559
Robert E. Stone	73,125	1,423,740	79,432	75,189	1,142,491	645,049
Mary D. Hunter	0	0	42,562	73,438	565,708	562,189
Mary A. Chaput	0	0	0	95,000	0	129,500

(1)	Based upon the 4:00 p.m. closing price of the Company’s Common Stock on The Nasdaq Stock Market on August 30, 2002 of $17.07 per share.

Directors Compensation

      Directors who are officers or employees of the Company receive no compensation, as such, for serving as members of the Board.

      During fiscal 2002, directors who were not officers or employees of the Company (“Outside Directors”) each received (i) a $15,000 cash retainer annually; and (ii) pursuant to the 1996 Plan, a restricted stock award of Common Stock with a fair market value (as defined in the 1996 Plan) of $11,335, which was awarded on the date of the Annual Meeting of Stockholders.

      The dollar value of the annual restricted stock award to Outside Directors under the 1996 Plan is adjusted annually by the percentage change from the previous year in the Consumer Price Index, Urban Wage Earners and Clerical Workers (1982-1984=100), All Cities Average (the “Consumer Price Index”); provided, however, the annual increase shall in no event be more than 6%. The Company may also grant options to Outside Directors pursuant to the Discretionary Stock Option Plan for Outside Directors. No such grants were made during fiscal 2002.

      Beginning in fiscal 2003, in addition to the cash retainer and restricted stock discussed above, committee chairmen will receive $4,500 for each Audit Committee meeting attended and $4,000 for each Compensation Committee or Nominating Committee meeting attended. Other Outside Directors will receive $2,500 for each Audit Committee meeting attended and $2,000 for each Compensation Committee or Nominating Committee meeting attended.

Employment Agreements

      The Company has employment agreements with all of its executive officers. The employment agreements, as amended and restated, with Mr. Cigarran, the Company’s Chairman and Chief Executive Officer, and Mr. Stone, the Company’s Executive Vice President, currently expire in August 2005, but contain a provision that automatically extends the term for one year on each successive anniversary date of the agreements (so that the term on such anniversary date will always be three years) unless canceled by the Company. In addition, the agreements are renewable for an additional five years at each executive’s option upon the acquisition (as defined in the agreements) of the Company by an unrelated third party and provide that upon such an acquisition the executive may resign and receive up to 30 months of his base salary in a lump-sum payment. The agreements provide that if the Company elects not to extend the executive’s employment or to otherwise terminate the executive without just cause as defined in the agreements, the executive will receive his base salary, reduced by any salary earned by the executive from another employer, plus certain benefits for a period of the greater of two years or the remaining term of the respective agreement. The agreements also provide for certain payments upon the disability of the executive and require the Company to purchase a term life insurance policy on each executive’s life in a minimum amount of $500,000 which is payable to the executive’s estate or beneficiaries upon his death. The agreements contain restrictive provisions relating to the use of confidential information and competing against the Company within one year after termination of the executive’s employment. The agreements expire in all respects on the date the executive becomes 65 years of age.

      The Company’s employment agreements with Mr. Leedle, the Company’s President and Chief Operating Officer, and Ms. Hunter, the Company’s Executive Vice President and Chief Operating Officer — Hospital Group, currently expire in August 2005, but contain a provision that automatically extends the term for one year on each successive anniversary date of the agreements (so that the term of the agreements will always be three years) unless canceled by the Company. The agreements provide that if the Company terminates the employment of Mr. Leedle or Ms. Hunter without just cause (as defined in the agreements), or if Mr. Leedle or Ms. Hunter terminates the agreement for good reason (as defined in the agreements) within 12 months following a change in control of the Company, he or she will receive his or her base salary, reduced by any salary earned from another employer, plus certain benefits for the greater of two years or the remaining term of the agreement. In addition, the agreements provide that if Mr. Leedle or Ms. Hunter terminates the agreement for any reason within 12 months following a change in control of the Company, he or she will receive his or her base salary, reduced by any salary earned from another employer, for one year. The agreements also provide for certain payments upon the disability of the executive. The agreements contain restrictive provisions relating to the use of confidential information and competing against the Company during the period while any amounts are being paid to executive and for a period of one year thereafter. The agreements expire in all respects on the date the executive becomes 65 years of age.

      The Company’s employment agreement with Ms. Chaput, the Company’s Executive Vice President and Chief Financial Officer, currently expires in September 2004, but contains a provision that automatically extends the term for one year on each successive anniversary date of the agreement (so that the term of the agreement will always be two years) unless canceled by the Company. The agreement provides that if Ms. Chaput is terminated without just cause (as defined in the agreement) or if the Company elects not to extend Ms. Chaput’s employment she will receive her base salary plus certain benefits for the greater of one year or the remaining term of the agreement. If Ms. Chaput terminates the agreement for any reason within 12 months following a change in control of the Company, she will receive her base salary plus certain benefits for the greater of two years or the remaining term of the agreement. The agreement contains restrictive provisions relating to the use of confidential information and competing against the Company during the period while any amounts are being paid to Ms. Chaput and for a period of one year thereafter. The agreement expires in all respects on the date Ms. Chaput becomes 65 years of age.

Compensation Committee Interlocks and Insider Participation

      During fiscal 2002, the Compensation Committee of the Board of Directors was composed of Messrs. Ehmann, Koldyke, O’Neil and Dr. Neel. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable Commission regulations.

Compensation Committee Report

      The Compensation Committee of the Company’s Board of Directors makes decisions on compensation of the Company’s executive officers. Each member of the Compensation Committee is a non-employee director. It is the responsibility of the Compensation Committee to determine whether in its judgment the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its stockholders.

     Compensation Philosophy and Policies for Executive Officers

      The Compensation Committee believes that the primary objectives of the Company’s executive compensation policies should be:

•	to attract and retain talented executives by providing compensation that is, overall, highly competitive with the compensation provided to executives at companies of comparable position in the health care services industry, while maintaining compensation within levels that are consistent with the Company’s annual budget, financial objectives and operating performance;

•	to provide appropriate incentives for executives to work toward the achievement of the Company’s annual financial performance and business goals based on the Company’s annual budget; and

•	to more closely align the interests of executives with those of stockholders and the long-term interests of the Company by providing long-term incentive compensation in the form of non-qualified stock options or other equity-based long-term incentive compensation.

      The Compensation Committee believes that the Company’s executive compensation policies should be reviewed annually in light of the Company’s financial performance, its annual budget and its position within the health care services industry, as well as the compensation policies of similar companies in the health care services industry. The compensation of individual executives should then be reviewed annually by the Compensation Committee in light of its executive compensation policies for that year.

      In reviewing the comparability of the Company’s executive compensation policies, the Compensation Committee periodically reviews executive compensation for other comparable companies. Some of the comparable companies the Compensation Committee reviews are included among the composite group used in the Performance Graph presented in this proxy statement, consisting of the Center for Research in Security Prices Index (“CRSP”)for NASDAQ Stock Market and the CRSP Index for NASDAQ Health Services Stocks. In light of factors that are unique to the Company, the Compensation Committee believes that, while the Company competes generally with such other health care service companies, the position of the Company as a leading provider of disease management and care enhancement services for health plans in the United States provides unique circumstances. These differences are important factors that the Compensation Committee expects to consider in determining executive compensation and in analyzing comparable financial performance.

      The Compensation Committee believes that in addition to corporate performance, it is appropriate in setting and reviewing executive compensation to consider the level of experience and responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Qualitative factors such as leadership skills, analytical skills, organization development, public affairs and civic involvement are deemed to be important qualitative factors to take into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Compensation Committee.

     Compensation of Named Executive Officers

      The Compensation Committee believes that the compensation of executive officers should be comprised of base compensation, annual incentive compensation and intermediate and long-term compensation and has applied the policies described herein to fiscal 2002 compensation for executive officers as described below.

      Base Compensation. In determining whether an increase in base compensation for the executive officers was appropriate for fiscal 2002, the Compensation Committee reviewed recommendations of management and consulted with the Chief Executive Officer. The Compensation Committee determined on the basis of discussions with the Chief Executive Officer, its experience in business generally and with the Company specifically what it viewed to be appropriate levels of base compensation after taking into consideration the contributions of each executive and the performance of the Company. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors it applied in reaching its base compensation decisions. The minimum increase mandated by employment agreements with the Company’s executive officers is the annual CPI increase.

      Annual Incentive Compensation. The Compensation Committee believes that compensation should primarily be linked to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee for fiscal 2002 relied on cash bonuses awarded under the Annual Incentive Compensation Plan under which cash awards could be earned by the executive officers based upon a comparison of actual earnings per share of the Company and targeted earnings per share approved by the Compensation Committee for fiscal 2002 at the beginning of the fiscal year.

      Intermediate and Long-Term Incentive Compensation. Stock options, contributions under the Company’s 401(k) Plan and contributions under the Company’s Capital Accumulation Plan are the principal vehicles for payment of intermediate and long-term compensation. The 401(k) Plan, which is based on a calendar year, provides for a matching contribution by the Company of 52% of the participant’s voluntary salary contributions with the Company’s contribution limited to the lesser of 3.12% of the executive officer’s salary and an annual maximum Company contribution of $11,000, based on a maximum voluntary salary contribution established by the U.S. Department of Labor. Approximately 29% of this matching contribution is in the form of Company Common Stock. All matching Company contributions to the 401(k) Plan vest immediately for each executive officer and are payable pursuant to the provisions of the 401(k) Plan.

      Under the Company’s Capital Accumulation Plan, which is based on a calendar year, the Company makes contributions to the Capital Accumulation Plan on behalf of the executive officers that for calendar 2002 are based on (a) the executive officer’s voluntary salary deferrals into the Capital Accumulation Plan and (b) performance against targeted Company earnings per share for fiscal 2002 established prior to the start of the Capital Accumulation Plan year by the Compensation Committee. The portion of the Company’s contribution that is based on the executive officer’s voluntary salary deferrals provides that to the extent the executive officer cannot defer at least 6% of his/her base salary under the 401(k) Plan because of U.S. Department of Labor maximum contribution limits, then the executive officer can defer the difference between his/her actual deferral and 6% of his/her annual base salary into the Capital Accumulation Plan, and the Company will provide a matching contribution of 52% of the amount deferred. Each executive officer is also eligible to contribute up to an additional 4% of base salary into the Capital Accumulation Plan but no matching contribution will be made by the Company for this portion of the salary deferral.

      With respect to the portion of the Capital Accumulation Plan contribution that is based on performance criteria for fiscal 2002 established by the Compensation Committee, executive officers were eligible to receive a Company contribution of between 3.5% and 18.5% of base salary for calendar 2002, provided that a minimum level of Company earnings per share for fiscal 2002 were attained. Awards are made as of December 31 of each year but are based on performance criteria for the fiscal year ended August 31 during that year. Therefore, the actual performance award under the Capital Accumulation Plan credited to executive officers during fiscal 2002 was an award of 14.75% of base salary earned during calendar 2001 based on performance during the fiscal year ended August 31, 2001. In addition, executive officers still employed by the Company as of December 31, 2002, will receive an award of 18.5% of base salary during that calendar year based on actual earnings per share achieved by the Company for fiscal 2002.

      The Company’s contributions to the Capital Accumulation Plan vest equally over four years, and vested amounts are paid out upon the earliest of (1) one year following an executive’s termination of employment, (2) retirement or (3) upon a date selected at the beginning of each Capital Accumulation Plan year by the executive, but in no event will this selected date be earlier than four years from the beginning of the Capital Accumulation Plan year. Capital Accumulation Plan account balances earn interest at a rate equal to the prevailing prime rate of interest plus 1% as of November 1 of each year for the succeeding calendar year.

      The Compensation Committee considers that an integral part of the Company’s executive compensation program is an equity-based compensation plan which aligns executives’ long-range interests with those of the stockholders. This long-term incentive program is principally reflected in the 1991 Employee Stock Incentive Plan (the “1991 Plan”), the 1996 Plan and the 2001 Plan.

      The Company has no set policy as to when stock options should be awarded, although historically the Company has awarded stock options to its executive officers annually. The Committee believes that the Company should continue to make it a part of its regular executive compensation policies to consider granting awards of non-qualified stock options to executive officers to provide long-term incentives as part of the compensation package that is reviewed annually for each executive officer. The Company’s stock option agreements generally have provided that the exercise price of each stock option was the average of the closing bid price of the Company’s Common Stock on the first five trading days of the month in which the options were granted; each grant was subject to vesting conditions established at the date of the grant; and stock options vested on an equal basis over a period of four years. The Committee’s policy is that the material terms of stock options for executive officers should not be amended after grant.

      The Committee believes that long-term stock-based incentive compensation should be structured so as to closely align the interests of the executive officers with the interests of the Company’s stockholders and, in particular, to provide only limited value (if any) in the event that the Company’s stock price fails to increase over time. The Board of Directors and the Committee believe that it is in the best interests of the Company and its stockholders to prohibit the repricing of stock options so as to specify a lower exercise price or accept the surrender of an outstanding stock option and grant a new stock option in substitution at a lower exercise price. Accordingly, in November 2002, the Board of Directors amended the 1996 Plan to prohibit repricing. The Committee determines the award of stock option grants to the executive officers and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term stock-based incentive compensation to the other executive officers. These stock options are granted in part to reward the senior executives for their long-term strategic management of the Company and to motivate the executives to improve stockholder value by increasing this component of their compensation package, and reflect the Committee’s objective to provide a greater portion of compensation for executives in the form of long-term equity-linked awards.

Compensation of Chief Executive Officer

      The Committee believes that the compensation of the Chief Executive Officer is consistent with its general policies concerning executive compensation and is appropriate in light of the Company’s financial objectives and performance. Awards of intermediate and long-term incentive compensation to the Chief Executive Officer are considered concurrently with awards to other executive officers and follow the same general policies as such other intermediate and long-term incentive awards.

      In reviewing and approving Mr. Cigarran’s fiscal 2002 compensation, the Compensation Committee subjectively took into account the Company’s performance in fiscal 2001 as well as the Company’s progress in developing its disease management and care enhancement business. In light of these factors, the Compensation Committee determined that Mr. Cigarran would receive an increase in his annual base compensation of 11.1%. Mr. Cigarran received an Annual Incentive Compensation plan award for fiscal 2002 of 115.38% of base salary based on achievement of the same actual earnings per share performance compared to targeted earnings per share for fiscal 2002 as for other executive officers. Mr. Cigarran also received a Company performance contribution pursuant to the Capital Accumulation Plan for calendar 2001 equal to 14.75% of his base salary during that period of time (in addition to the fixed matching contribution required thereunder) and will receive a Company performance award pursuant to the Capital Accumulation Plan equal to 18.5% of his base salary earned during calendar 2002 (this award will not be contributed to his account until December 31, 2002); a matching contribution of $5,332 to the Company’s 401(k) Plan on his behalf for the period September 1, 2001 through August 31, 2002; and long-term stock-based incentives granted during October 2001 and August 2002, respectively in the form of an option to purchase 50,000 shares and 80,000 shares, respectively, of the Company’s Common Stock at an exercise price of $23.15 and $14.48 per share, respectively.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), enacted as part of the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and four other most highly compensated executive officers. Under IRS regulations, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee is unable to determine at this time whether any of the executive compensation arrangements for fiscal 2002 will result in the loss of a tax deduction pursuant to Section 162(m). The Committee will continue to monitor the application of Section 162(m) to executive compensation.

Respectfully submitted,

Frank A. Ehmann, Chairman
Martin J. Koldyke
C. Warren Neel

Audit Committee Report

      The Audit Committee of the Board of Directors is composed of four directors who are independent directors as defined under the applicable rules of NASDAQ. In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2002, the Audit Committee met five times. The Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer of the Company and the Company’s independent auditors prior to public release of that information.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls and disclosure controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

      The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements.

      The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended August 31, 2002 with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the audit examination of those statements.

      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended August 31, 2002, for filing with the Commission. On November 26, 2002, the Audit Committee dismissed Deloitte & Touche LLP as the Company’s independent accountants for fiscal 2003 and approved the appointment of Ernst & Young LLP as its new independent accountants for fiscal 2003.

      In October 2002, the Board of Directors adopted a Restated Charter of the Audit Committee, a copy of which is included as Exhibit A to this Proxy Statement.

Respectfully submitted,

William C. O’Neil, Chairman
Frank A. Ehmann
Martin J. Koldyke
C. Warren Neel

Performance Graph

      The following graph compares the total stockholder return of $100 invested on August 31, 1997 in (a) the Company, (b) the CRSP Index for NASDAQ Stock Market (U.S. Companies) (“NASDAQ U.S. Stocks”) and (c) the CRSP Index for NASDAQ Health Services Stocks (“NASDAQ Health Services”), assuming the reinvestment of all dividends.

	8/31/97	8/31/1998	8/31/1999	8/31/2000	8/31/2001	8/31/2002

AMHC	100.0	131.2	117.0	105.0	551.1	447.9
NASDAQ U.S. Stocks	100.0	94.5	175.4	267.9	114.6	84.1
NASDAQ Health Services	100.0	64.8	71.0	75.2	100.9	87.2

Notes:

A. The lines represent annual index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.00 on August 29, 1997.

PROPOSAL NO. 2

AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN

      The Board of Directors has approved and recommends that its stockholders approve an amendment to the 1996 Plan to increase the number of shares of Common Stock available for issuance under the 1996 Plan by 400,000 shares, for a total of 3,370,000 shares subject to option thereunder.

      The status of the options outstanding and available for grant under the Company’s various stock option plans as of December 2, 2002 is as follows:

		Shares
	Shares Subject to	Available for
Plan	Outstanding Options	Option Grants

1991 Plan	371,334	—
1996 Plan	2,316,483	26,486
2001 Plan	282,647	617,353
Outside Directors Plan	17,446	—

      Stock options have been granted pursuant to the 1991 Plan, the 1996 Plan, the 2001 Plan and the Outside Directors Plan to the Company’s key employees and directors to provide them with additional incentive to contribute to the best interests of the Company by aligning their interests with the interests of the Company’s stockholders. Of all the options granted under the 1996 Plan, approximately 65% of the options granted were granted to key employees other than executive officers. Approximately 310 employees currently own stock options.

      The Board of Directors and management of the Company believe that it is important to grant stock options annually to its key employees and also to grant options to newly hired key employees. The Company believes that its competitive advantage is primarily the result of the knowledge, experience and commitment of its key employees, many of whom have been employed by the Company for several years. The Board of Directors has reviewed the Company’s stock incentive program and has concluded that the level of stock incentive program grants is appropriate for and consistent with the Company’s current growth strategy. This growth strategy will necessitate additions to the Company’s management as well as promotions of existing management. Stock incentives are an essential and common element in the management market in which the Company must compete to hire and retain the quality of leadership needed to support the Company’s long-term objectives. Over the past several years the Company’s stock incentives have been distributed to a broad spectrum of its management, with approximately 65% of all awards under the 1996 Plan going to key employees other than executive officers of the Company.

      In performing its review of the Company’s historical use of stock incentives, the Board of Directors found that its option grants per year as a percentage of outstanding stock was well within the range of comparable companies. In addition, while the Company’s level of outstanding options plus reserved options may appear somewhat high under some broad comparative measures, it is not inconsistent with comparable companies with a high concentration of their capital invested in human assets as opposed to physical assets. The Board of Directors’ analysis of its stock incentive programs compared to other companies also reflected that its current level of outstanding options resulted from a relatively low rate of option exercises by employees as well as a relatively low turnover rate for key employees. In addition, the relatively low turnover rate has meant that fewer options have been cancelled and returned to the pool of available options. The Board of Directors believes that the low rate of option exercises and low turnover rate reflect the confidence held by the Company’s key employees in the future success of the Company’s strategy.

      As a result of its analysis, the Board of Directors believes that the Company must increase the number of shares available for issuance under the Company’s 1996 Plan on an aggregate basis.

      Accordingly, on November 22, 2002, the Company’s Board of Directors adopted a resolution amending the 1996 Plan, subject to stockholder approval, to increase the number of shares authorized for issuance thereunder by 400,000. The proposed 400,000-share increase will assure that a sufficient reserve of Common Stock will be available under the 1996 Plan to attract and retain the services of employees essential to the Company’s long-term growth and financial success. If the amendment as proposed is approved, there will be 3,295,000 shares (not including the 75,000 shares reserved for issuance in connection with restricted stock awards to Outside Directors) available for issuance under the 1996 Plan, of which options for 2,267,795 shares will be outstanding; options for 627,031 shares authorized under this Plan have been exercised since adoption of the 1996 Plan. To further align the interests of the Company’s employees with those of its stockholders, on November 22, 2002, the Board of Directors also amended the 1996 Plan to prohibit repricing of stock options, to limit the term of all stock options to no more than ten years after the date of grant and to require that non-qualified stock options be granted at an exercise price of not less than 100% of the fair market value of the Company’s Common Stock as of the date of grant. These amendments do not require approval by the Company’s stockholders.

      A copy of the proposed amendment to the 1996 Plan is attached as Exhibit B to this Proxy Statement.

      The amendment to the 1996 Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to be cast at the meeting, assuming a quorum is present. The Board recommends that stockholders vote FOR this proposal. Unless contrary instructions are received, shares of Common Stock of the Company represented by duly executed proxies will be voted in favor of approval of the amendment to the 1996 Plan.

Summary of Material Provisions of the 1996 Plan

      The following is a summary of the material provisions of the 1996 Plan, as amended by Proposal No. 2:

      Shares. The 1996 Plan authorizes the issuance of up to 3,370,000 shares of the Company’s Common Stock. 75,000 of such shares are reserved for issuance in connection with restricted stock awards to Outside Directors as part of their annual compensation for serving as directors of the Company. Shares awarded under the 1996 Plan may consist, in whole or in part, of any combination of authorized and unissued shares of Common Stock or treasury shares. If shares subject to an option under the 1996 Plan cease to be subject to such option, or if shares awarded under the 1996 Plan are forfeited, or otherwise terminate without a payment being made to the participant in the form of Common Stock and without the payment of any dividends thereon, such shares will again be available for future distribution under the 1996 Plan.

      Participation. Awards may be made to key employees, including officers, and consultants of the Company, its subsidiaries and affiliates, but (except for automatic annual grants of restricted stock to Outside Directors as described below) may not be granted to any director who is a member of the Committee administering the 1996 Plan or to any other director unless the director is also a regular employee of the Company, its subsidiaries or affiliates. No employee is eligible for awards relative to shares of Common Stock which exceed 225,000 shares in any year. The number of officers and other key employees currently eligible for awards pursuant to the 1996 Plan is approximately 290.

      As part of their compensation for serving as directors of the Company, Outside Directors receive an annual grant of restricted stock, which is described below. There are currently four Outside Directors eligible to participate in the 1996 Plan.

      Administration. The 1996 Plan is administered by a Committee of no less than two disinterested individuals appointed by the Board of Directors, which Committee is currently the Compensation Committee. The Compensation Committee has no authority to determine the terms or conditions of any awards to Outside Directors.

      Awards Under the Plan. The Compensation Committee has the authority to grant the following types of awards to officers and key employees under the 1996 Plan: (1) Stock Options, (2) SARs, (3) Restricted Stock, and (4) Other Stock-Based Awards.

1. Stock Options. Incentive stock options (“ISO”) and non-qualified stock options may be granted for such number of shares of Common Stock as the Compensation Committee will determine and may be granted alone, in conjunction with, or in tandem with, other awards under the 1996 Plan, but subject to the per person limitation on awards.

A stock option will be exercisable at such times and subject to such terms and conditions as the Compensation Committee will determine and over a term to be determined by the Compensation Committee, which term will be no more than ten years after the date of grant. The option price for any ISO will not be less than 100% (110% in the case of certain 10% stockholders) of the fair market value of the Common Stock as of the date of grant and for any non-qualified stock option will be not less than 100% of the fair market value of the Common Stock as of the date of grant.

2. Stock Appreciation Rights. SARs may be granted in conjunction with all or part of a stock option and will be exercisable only when the underlying stock option is exercisable. Once a SAR has been exercised, the related portion of the stock option underlying the SAR will terminate.

Upon the exercise of a SAR, the Company will pay to the employee in cash, Common Stock, or a combination thereof (the method of payment to be at the discretion of the Compensation Committee), an amount of money equal to the excess between the fair market value of the stock on the exercise date and the option exercise price, multiplied by the number of SARs being exercised.

In addition to the foregoing SARs, the Compensation Committee may grant limited SARs which will be exercisable only in the event of a change in control or potential change in control of the Company, as defined in the 1996 Plan. In awarding SARs or limited SARs, the Compensation Committee may provide that in the event of a change in control or potential change in control, SARs or limited SARs may be cashed out on the basis of the change in control price, as defined in the 1996 Plan.

3. Restricted Stock. Restricted stock may be granted alone, in conjunction with, or in tandem with, other awards under the 1996 Plan and may be conditioned upon the attainment of specific performance goals or such other factors as the Compensation Committee may determine. The provisions attendant to a grant of restricted stock may vary from participant to participant.

Other than awards of restricted stock made to Outside Directors, in making an award of restricted stock, the Compensation Committee will determine the periods during which the stock is subject to forfeiture, and may grant such stock at a purchase price equal to or less than the par value of the Common Stock.

During the restriction period, the recipient may not sell, transfer, pledge or assign the restricted stock. The certificate evidencing the restricted stock will remain in the possession of the Company until the restrictions have lapsed.

4. Other Stock-Based Awards. The Compensation Committee also may grant other types of awards that are valued, in whole or in part, by reference to or otherwise based on the Common Stock. These awards may be granted alone, in addition to, or in tandem with, stock options, SARs and restricted stock. Such awards will be made upon terms and conditions as the Compensation Committee may in its discretion provide.

      Automatic Annual Grants to Outside Directors. As part of the compensation to Outside Directors for serving as directors of the Company, the 1996 Plan provides for an automatic annual grant of restricted stock that was originally equal in value to $10,000, to be awarded to each Outside Director on the date of the Company’s Annual Meeting of Stockholders. The value of the restricted stock grant to Outside Directors is adjusted annually on the date of grant by the percentage change from the previous year in the Consumer Price Index, subject to a maximum 6% annual increase. For purposes of determining the amount of the restricted stock to be granted to each Outside Director, the value of the Company’s Common Stock equals the average of the closing bid price of such stock on the first five trading days of the month in which the Annual Meeting of Stockholders is held. Restricted stock granted to an Outside Director vests in three equal annual installments, beginning on the date of grant and continuing on the first and second Annual Meeting of Stockholders following the Annual Meeting of Stockholders at which the restricted stock grant is made, if the Outside Director is still a director of the Company on such dates. The shares of stock subject to the restricted stock award which have vested are not transferable until the earlier of (i) five years from the date of grant and (ii) the date on which the director ceases to serve as a director of the Company for any reason. Outside Directors are not otherwise eligible to receive awards under the 1996 Plan.

      Change in Control Provisions. If there is a change in control or a potential change in control, any SARs and stock options, which are not then exercisable, in the discretion of the Board of Directors, will become fully exercisable and vested. Similarly, the restrictions applicable to restricted stock and other stock-based awards will lapse and such shares and awards will be deemed fully vested. Stock options, SARs, limited SARs, restricted stock and other stock-based awards, will, unless otherwise determined by the Compensation Committee in its sole discretion, be cashed out on the basis of the change in control price described below. All restrictions imposed on restricted stock granted to Outside Directors will expire upon a change in control.

      The change in control price will be the highest price per share paid in any transaction reported on The Nasdaq Stock Market, or paid or offered to be paid in any bona fide transaction relating to a potential or actual change in control of the Company, at any time during the immediately preceding 60 day period as defined by the Compensation Committee. A change in control occurs if (1) any person becomes a beneficial owner, directly or indirectly, of 35% or more of the total voting stock of the Company (subject to certain exceptions), (2) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination or similar transaction, less than a majority of the combined voting power of the then outstanding securities of the Company are held in the aggregate by the holders of Company securities entitled to vote generally in the election of directors immediately prior to such transaction, or (3) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof. A potential change in control means (1) approval by the stockholders of an agreement which, if completed, would constitute a change in control, or (2) the acquisition by a person of 5% or more of the total voting stock of the Company and the adoption by the Board of Directors of a resolution that a potential change in control, as defined in the 1996 Plan, has occurred.

      Amendment. The 1996 Plan may be amended by the Board of Directors, except that the Board of Directors may not, without the approval of the Company’s stockholders, increase the total number of shares reserved for the purposes of the 1996 Plan, materially increase the benefits accruing to participants under the 1996 Plan, or materially modify the requirements as to eligibility for participation in the 1996 Plan. The Committee is also prohibited from modifying any options to specify a lower exercise price or accept the surrender of outstanding options and authorize the grant of new options in substitution therefor at a lower price. In addition, the provisions of the 1996 Plan relating to grants to Outside Directors may not be amended more than once every six months except to comply with changes in the Code, and the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

      Adjustment. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other changes in the Company’s structure affecting the Common Stock, appropriate adjustments will be made by the Compensation Committee, in its sole discretion, in the number of shares reserved under the 1996 Plan and in the number of shares covered by options and other awards then outstanding under the 1996 Plan and, where applicable, the exercise price for awards under the 1996 Plan.

      Federal Income Tax Aspects with Respect to Stock Options and Restricted Stock Awards. The following is a brief summary of the federal income tax aspects of stock options and restricted stock awards made under the 1996 Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

1. Incentive Stock Options. No taxable income is realized by the participant upon the grant or exercise of an ISO. If Common Stock is issued to a participant pursuant to the exercise of an ISO, and if the participant does not dispose of the shares within two years of the date of grant or within one year after the transfer of the shares to the participant (a “disqualifying disposition”), then: (a) upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain, and any loss sustained will be a capital loss, and (b) no deduction will be allowed to the Company for federal income tax purposes. The exercise of an ISO will give rise to an item of tax preference that may result in an alternative minimum tax liability for the participant unless the participant makes a disqualifying disposition of the shares received upon exercise.

If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, then generally: (a) the participant will recognize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and (b) the Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant’s employment, the option will generally be taxed as a non-qualified stock option.

2. Non-qualified Stock Options. With respect to non-qualified stock options: (a) no income is recognized by the participant at the time the option is granted; (b) generally upon exercise of the option, the participant recognizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise, and the Company will be entitled to a tax deduction in the same amount; and (c) at disposition, any appreciation (or depreciation) after the date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.

3. Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock, and the participant’s holding period for such stock will begin on that date. However, under Section 83(b) of the Code, a participant may elect, within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a capital loss in an amount equal to the purchase price of the forfeited shares regardless of whether the participant made a Section 83(b) election. A participant making the Section 83(b) election will have no further tax consequences at the time the stock is no longer subject to forfeiture, and the participant’s holding period for the stock will begin on the grant date.

      Term of Plan. No awards may be granted pursuant to the 1996 Plan on or after October 25, 2011.

Options Granted Under the 1996 Plan

      Because awards under the 1996 Plan are made at the discretion of the Compensation Committee, the benefits that will be awarded under the 1996 Plan are not currently determinable.

PROPOSAL NO. 3

APPROVAL OF THE AMENDED AND RESTATED 2001 STOCK OPTION PLAN

      As discussed above, the Board of Directors and management of the Company believe that it is important to grant stock options annually to employees of and consultants to the Company. Stock incentives are an essential and common element in the management market in which the Company must compete to hire and retain the quality of leadership needed to support the Company’s long-term objectives.

      In furtherance of this objective, in April 2001 the Board of Directors of the Company adopted the 2001 Plan pursuant to which the Company could grant non-qualified stock options to new employees of the Company. However, the Board of Directors of the Company has determined that it is in the best interests of the Company and the stockholders to amend the 2001 Plan to, among other things, permit the issuance of non-qualified stock options to officers and key employees of and consultants to the Company, regardless of whether the officer or key employee has previously been employed by the Company.

      Accordingly, on November 22, 2002, the Company’s Board of Directors adopted a resolution amending and restating the 2001 Plan, subject to stockholder approval. As amended, the 2001 Plan permits the issuance of non-qualified stock options to officers and key employees of and consultants to the Company, regardless of whether the officer or key employee has previously been employed by the Company or any of its subsidiaries or affiliates. To further align the interests of the Company’s employees with those of its stockholders, on November 22, 2002, the Board of Directors also amended the 2001 Plan to prohibit repricing of stock options, to limit the term of all stock options to no more than ten years after the date of grant and to require that non-qualified stock options be granted at an exercise price of not less than 100% of the fair market value of the Company’s Common Stock as of the date of grant. The Board of Directors of the Company believes that the 2001 Plan will promote the interests of the Company and its stockholders by assisting the Company in attracting, motivating and retaining key personnel and further aligning the interests of such personnel with those of its stockholders.

      A copy of the proposed 2001 Plan is attached as Exhibit C to this Proxy Statement.

      The approval of the 2001 Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to be cast at the meeting, assuming a quorum is present. The Board recommends that stockholders vote FOR this proposal. Unless contrary instructions are received, shares of Common Stock of the Company represented by duly executed proxies will be voted in favor of the approval of the 2001 Plan.

      As set forth in Proposal No. 2, 282,647 shares are subject to outstanding options and 617,353 shares are available for issuance under the 2001 Plan.

Summary of Material Provisions of the 2001 Plan

      The following is a summary of the material provisions of the 2001 Plan, as amended and restated:

      Shares. The 2001 Plan authorizes the issuance of up to 900,000 shares of the Company’s Common Stock. Shares awarded under the 2001 Plan may consist, in whole or in part, of any combination of authorized and unissued shares of Common Stock or treasury shares. If shares subject to an option under the 2001 Plan cease to be subject to such option, or if shares awarded under the 2001 Plan are forfeited, or otherwise terminate without a payment being made to the participant in the form of Common Stock and without the payment of any dividends thereon, such shares will again be available for future distribution under the 2001 Plan.

      Participation. Awards may be made to key employees of, including officers, and consultants to the Company, its subsidiaries and affiliates. No employee is eligible for awards relative to shares of Common Stock which exceed 225,000 shares in any year. The number of officers and other key employees who would currently be eligible for awards pursuant to the 2001 Plan, if approved by the Company’s stockholders, is approximately 290.

      Administration. The 2001 Plan is administered by a Committee of no less than two non-employee directors appointed by the Board of Directors, which Committee is currently the Compensation Committee.

      Awards Under the Plan. The Compensation Committee has the authority to grant non-qualified stock options to officers, key employees of and consultants to the Company under the 2001 Plan. Non-qualified stock options may be granted for such number of shares of Common Stock as the Compensation Committee will determine and may be granted alone, in conjunction with, or in tandem with, cash awards made outside the 2001 Plan. A non-qualified stock option will be exercisable at such times and subject to such terms and conditions as the Compensation Committee will determine and over a term to be determined by the Compensation Committee, which term will be no more than ten years after the date of grant. The option price for any non-qualified stock option will not be less than 100% of the fair market value of the Common Stock as of the date of grant.

      Change in Control Provisions. If there is a change in control or a potential change in control, any non-qualified stock options, which are not then exercisable, will become fully exercisable and vested. Non-qualified stock options will, unless otherwise determined by the Board of Directors or the Compensation Committee in its sole discretion, be cashed out on the basis of the change in control price described below.

      The change in control price will be the highest price per share paid in any transaction reported on The Nasdaq Stock Market, or paid or offered to be paid in any bona fide transaction relating to a potential or actual change in control of the Company, at any time during the immediately preceding 60 day period as defined by the Compensation Committee. A change in control occurs if (1) any person becomes a beneficial owner, directly or indirectly, of 35% or more of the total voting stock of the Company (subject to certain exceptions), (2) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination or similar transaction, less than a majority of the combined voting power of the then outstanding securities of the Company are held in the aggregate by the holders of Company securities entitled to vote generally in the election of directors immediately prior to such transaction, or (3) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof. A potential change in control means (1) approval by the stockholders of an agreement which, if completed, would constitute a change in control, or (2) the acquisition by a person of 5% or more of the total voting stock of the Company and the adoption by the Board of Directors of a resolution that a potential change in control, as defined in the 2001 Plan, has occurred.

      Amendment. The 2001 Plan may be amended by the Board of Directors, except that the Board of Directors may not, without the approval of the Company’s stockholders, increase the total number of shares reserved for the purposes of the 2001 Plan, materially increase the benefits accruing to participants under the 2001 Plan, or materially modify the requirements as to eligibility for participation in the 2001 Plan. In addition, the Compensation Committee may not modify any options to specify a lower exercise price or accept the surrender of outstanding options and authorize the grant of new options in substitution therefor at a lower price.

      Adjustment. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other changes in the Company’s structure affecting the Common Stock, appropriate adjustments will be made by the Compensation Committee, in its sole discretion, in the number of shares reserved under the 2001 Plan and in the number of shares covered by non-qualified stock options then outstanding under the 2001 Plan and, where applicable, the exercise price for awards under the 2001 Plan.

      Federal Income Tax Aspects with Respect to Non-Qualified Stock Options. The following is a brief summary of the federal income tax aspects of non-qualified stock options made under the 2001 Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences. With respect to non-qualified stock options: (a) no income is recognized by the participant at the time the option is granted; (b) generally upon exercise of the option, the participant recognizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise, and the Company will be entitled to a tax deduction in the same amount; and (c) at disposition, any appreciation (or depreciation) after the date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.

      Term of Plan. No awards may be granted pursuant to the 2001 Plan on or after April 19, 2011.

Options Granted Under the 2001 Plan

      Because awards under the 2001 Plan are made at the discretion of the Compensation Committee, the benefits that will be awarded under the 2001 Plan are not currently determinable.

Equity Compensation Plans

      The following table summarizes information concerning the Company’s equity compensation plans at August 31, 2002:

			Number of Shares
			Remaining Available
			for Future
			Issuance Under
	Number of Shares		Equity Compensation
	to be Issued	Weighted-Average	Plans (Excluding
	Upon Exercise of	Exercise Price of	Shares Reflected
Plan Category	Outstanding Options	Outstanding Options	in First Column)

Equity compensation plans approved by stockholders	2,705,267	$8.70	29,040
Equity compensation plans not approved by stockholders	373,182	$20.85	526,818

	3,078,449	$10.17	555,858

COMPLIANCE WITH SECTION 16(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% stockholders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to the Company, the Company believes that during the fiscal year ended August 31, 2002, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except for a late Form 4 filing made by Mr. Stone in July 2002 relating to one transaction in June 2002 and a late Form 3 filing made by Alfred Lumsdaine in May 2002 relating to February 2002.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      Deloitte & Touche LLP was the Company’s independent accountant for fiscal 2002. On November 26, 2002, the Audit Committee dismissed Deloitte & Touche LLP as the independent public accountant for fiscal 2003 and approved the appointment of Ernst & Young LLP as its new independent accountants for fiscal 2003. Deloitte & Touche LLP’s report on the financial statements of the Company for the fiscal years ended August 31, 2002 and August 31, 2001 contain no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. For the two most recent fiscal years ended August 31, 2002 and 2001 and through November 26, 2002, there had been no disagreement between the Company and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreement in connection with its report. During the two most recent fiscal years ended August 31, 2002 and August 31, 2001 and through November 26, 2002, the Company has not been advised of any matters described in Regulation S-K, Item 304(a)(1)(v)(A)-(D).

      The Company has been informed that representatives of Ernst & Young LLP and Deloitte & Touche LLP plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions by the stockholders.

Audit Fees

      The aggregate fees for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the year ended August 31, 2002 and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q filed with the Commission during fiscal 2002 were $133,000.

Financial Information Systems Design and Implementation Fees

      Deloitte & Touche LLP performed no services and therefore billed no fees relating to operating or supervising the operation of our information systems or local area network or for designing or implementing our financial information management systems during fiscal 2002.

All Other Fees

      The aggregate fees for all other services rendered to the Company by Deloitte & Touche LLP, including accounting consultation and tax related services, totaled $61,526.

DEADLINE FOR SUBMISSION OF STOCKHOLDER

PROPOSALS TO BE PRESENTED AT THE
2004 ANNUAL MEETING OF STOCKHOLDERS

      Any proposal intended to be presented for action at the 2004 Annual Meeting of Stockholders by any stockholder of the Company must be received by the Secretary of the Company not later than August 25, 2003, in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and proxy relating to its 2004 Annual Meeting of Stockholders. In the event that a proposal intended to be presented for action at the 2004 Annual Meeting of Stockholders by any stockholder of the Company is not received until after September 25, 2003 and prior to October 27, 2003, then the management proxies will be permitted to use their discretionary voting authority with respect to that proposal, whether or not the proposal is discussed in the Proxy Statement. Proposals should be sent to the Company by certified mail return receipt requested. Nothing in this paragraph shall be deemed to require the Company to include any stockholder proposal, which does not meet all the requirements for such inclusion established by the Commission at the time in effect.

METHOD OF COUNTING VOTES

      Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and “non-votes” will be counted as present only for the purposes of determining a quorum. Abstentions and “non-votes” will not be counted either for or against the election of directors. Abstentions will be treated as votes against and “non-votes” will have no effect on the outcome of proposals presented to stockholders other than election of directors. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

MISCELLANEOUS

      It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, stockholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

      A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 2002 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO MARY A. CHAPUT, SECRETARY, AMERICAN HEALTHWAYS, INC., 3841 GREEN HILLS VILLAGE DRIVE, NASHVILLE, TENNESSEE 37215. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ALSO WILL BE AVAILABLE UPON WRITTEN REQUEST ON PAYMENT OF CHARGES APPROXIMATING THE COMPANY’S COST.

Date: December 20, 2002.

EXHIBIT A

RESTATED CHARTER

OF
AUDIT COMMITTEE
OF
AMERICAN HEALTHWAYS, INC.

      The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the outside auditors’ qualifications and independence, and the performance of the outside auditors.

      In discharging its responsibilities, the Committee is empowered to investigate any matter with full access to all books, records, facilities and personnel of the Company and the power to retain, at the Company’s expense, outside counsel, auditors or other experts or consultants for this purpose. The Committee shall make regular reports to the Board.

      The Committee shall review and reassess the adequacy of this Charter on an annual basis and submit it annually to the Board for approval.

      The Committee shall be comprised of not less than three members of the Board, who as determined by the Board, are independent and meet the other qualification standards set by federal and state legislation and regulation and the applicable listing standards of The Nasdaq Stock Market, Inc. One member of the Committee shall have accounting or related financial management expertise and each member shall be able to read and understand financial statements as determined by the Board. The Committee also shall consider whether one of its members is a “financial expert” as defined by the Securities and Exchange Commission.

      The Committee’s oversight responsibility recognizes that the Company’s management is responsible for preparing the Company’s financial statements in accordance with generally accepted accounting principles and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that the Company’s financial management, as well as its outside auditors, have more time, knowledge and more detailed information on the Company and its financial reports than do Committee members; consequently, in carrying out its duties and responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements and is not conducting an audit or investigation of the financial statements or determining that the Company’s financial statements are true and complete or are in accordance with generally accepted accounting principles.

      The following functions shall be the common recurring activities of the Committee in carrying out its oversight duties and responsibilities. These functions are set forth as minimum duties and responsibilities with the understanding that the Committee may undertake additional duties and responsibilities as the Board or the Committee deems appropriate given the circumstances.

•	The Committee shall review and discuss with management and the outside auditors the annual audited and quarterly unaudited financial statements, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, and the selection, application and disclosure of critical accounting policies and practices used in such financial statements. The Committee also shall review and discuss with the outside auditors the matters required to be discussed by Statements of Auditing Standards (“SAS”) No. 61 and No. 90, as may be modified or supplemented. The discussion of the financial statements and the related critical accounting policies and practices shall occur prior to the public release of such financial statements and the discussion of the related disclosure, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, shall occur prior to the filing of the Form 10-Q or 10-K. Additionally, based on such review and discussion, the Committee shall consider whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

•	The Committee shall review and approve all related-party transactions.

•	The Committee shall discuss with management and the outside auditors policies with respect to risk assessment and risk management and the quality and adequacy of the Company’s internal controls and processes that could materially affect the Company’s financial statements and financial reporting. The Committee shall meet separately, at least quarterly, with management, and with the outside auditors and shall review with the outside auditors any audit problems or difficulties and management’s response.

•	The Committee shall:

—	oversee the work of the outside auditors;

—	resolve disagreements between management and the outside auditors regarding financial reporting;

—	establish hiring policies for employees or former employees of the outside auditors;

—	preapprove all auditing services to be provided by the outside auditors;

—	preapprove all non-auditing services, including tax services, to be provided by the outside auditors, subject to such exceptions as may be determined by the Committee to be appropriate and consistent with federal and regulatory provisions;

—	receive reports from the outside auditors regarding critical accounting policies and practices, alternative treatments of financial information and generally accepted accounting principles, and such other information as may be required by federal and regulatory provisions;

—	receive from the outside auditors annually a formal written statement delineating all relationships between the outside auditors and the Company that may impact the objectivity and independence of the outside auditors; and

—	discuss with the outside auditors in an active dialogue any such disclosed relationships or services and their impact on the outside auditors’ objectivity and independence.

•	The Committee shall receive reports from the principal executive and financial officers of the Company regarding all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and whether they have identified for the outside auditors any material weaknesses in internal controls; regarding any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and regarding whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

•	The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	The Committee shall have the ultimate authority and responsibility to select (subject, if applicable, to stockholder approval), determine the compensation of, and, where appropriate, terminate and replace the outside auditors, and the outside auditors shall report directly to the Committee.

Meetings

      The Committee shall meet at least four times annually and more frequently as necessary or appropriate, including teleconferences when appropriate. Special meetings of the Committee may be called on one day notice by the Chairman of the Board or the Committee Chairman. One or more of these meetings shall include separate executive sessions with the Company’s Chief Financial Officer and the independent auditors. A majority of the Committee shall constitute a quorum, and the Committee shall act only on the affirmative vote of a majority of the members present at the meeting. Attendance by the Chairman of the Board and by other members of management will be at the invitation of the Committee Chair. The Committee shall maintain minutes of all meetings documenting its activities and recommendations to the Board. Unless the Board has previously designated the Chair, the members of the Committee may designate a Chair by majority vote.

      The Committee and its members have complete access to management, recognizing that it is expected that members will use judgment to be sure that this access is not distracting to the business operations of the Company.

EXHIBIT B

AMENDMENT TO

AMERICAN HEALTHWAYS, INC.

1996 STOCK INCENTIVE PLAN

      Pursuant to Section 11 of the American Healthways, Inc. 1996 Stock Incentive Plan (“1996 Plan”), the Board of Directors of American Healthways, Inc. hereby amends the 1996 Plan as follows:

(i) The first and second sentences of Section 3 are hereby deleted in their entirety and replaced with the following:

“The aggregate number of shares of Stock reserved and available for distribution under the Plan shall not exceed 3,370,000 shares, which includes 75,000 shares reserved for issuance pursuant to Section 9 hereof. Any number of shares of Stock may be awarded so long as the total shares of Stock does not exceed 3,370,000 shares.”

EXHIBIT C

AMENDED AND RESTATED 2001 STOCK OPTION PLAN

AMERICAN HEALTHWAYS, INC.

SECTION 1.     Purpose; Definitions.

      The purpose of the American Healthways, Inc. Amended and Restated 2001 Stock Option Plan (the “Plan”) is to enable American Healthways, Inc. (the “Corporation”) to attract, retain and reward key employees of and consultants to the Corporation and its Subsidiaries and Affiliates, and strengthen the mutuality of interests between such key employees and consultants by awarding such key employees and consultants equity-based incentives in the Corporation. The creation of the Plan shall not diminish or prejudice other compensation programs approved from time to time by the Board.

      For purposes of the Plan, the following terms shall be defined as set forth below:

A. “Affiliate” means any entity other than the Corporation and its Subsidiaries that is designated by the Board as a participating employer under the Plan, provided that the Corporation directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

B. “Board” means the Board of Directors of the Corporation.

C. “Cause” has the meaning provided in Section 5(j) of the Plan.

D. “Change in Control” has the meaning provided in Section 6(b) of the Plan.

E. “Change in Control Price” has the meaning provided in Section 6(d) of the Plan.

F. “Common Stock” means the Corporation’s Common Stock, par value $.001 per share.

G. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

H. “Committee” means the Committee referred to in Section 2 of the Plan.

I. “Corporation” means American Healthways, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

J. “Disability” means disability as determined under the Corporation’s long-term disability insurance policy.

K. “Early Retirement” means, for purposes of all Non-Qualified Stock Options granted under this Plan before November 2002, retirement with the express consent of the Corporation at or before the time of such retirement, from active employment with the Corporation and any Subsidiary or Affiliate prior to age 65, in accordance with any applicable early retirement policy of the Corporation then in effect or as may be approved by the Committee. For purposes of all Non-Qualified Stock Options granted after October 2002, “Early Retirement” shall be deemed to have occurred if (i) the employee has given to the Corporation one year’s notice of intent to retire and (ii) the sum of the employee’s age plus the number of years of employment by the Company and its Subsidiaries and Affiliates is equal to or greater than 70.

L. “Effective Date” has the meaning provided in Section 10 of the Plan.

M. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

N. “Fair Market Value” means with respect to the Common Stock, as of any given date or dates, unless otherwise determined by the Committee in good faith, the reported closing price of a share of Common Stock on Nasdaq or such other market or exchange as is the principal trading market for the Common Stock, or, if no such sale of a share of Common Stock is reported on Nasdaq or other exchange or principal trading market on such date, the fair market value of a share of Common Stock as determined by the Committee in good faith.

O. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

P. “Nasdaq” means The Nasdaq National Stock Market.

Q. “Non-Qualified Stock Option” means any stock option that is not an incentive stock option within the meaning of Section 422 of the Code granted pursuant to Section 5 hereof.

R. “Normal Retirement” means retirement from active employment with the Corporation and any Subsidiary or Affiliate on or after age 65.

S. “Plan” means this American Healthways, Inc. Amended and Restated 2001 Stock Option Plan, as amended from time to time.

T. “Retirement” means Normal or Early Retirement.

U. “Subsidiary” means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

SECTION 2.     Administration.

      The Plan shall be administered by a Committee of not less than two non-employee directors, who shall be appointed by the Board and who shall serve at the pleasure of the Board. The functions of the Committee specified in the Plan may be exercised by an existing Committee of the Board composed exclusively of non-employee directors. The initial Committee shall be the Compensation Committee of the Board.

      The Committee shall have authority to grant, pursuant to the terms of the Plan, Non-Qualified Stock Options to officers and other key employees of and consultants to the Corporation.

      In particular, the Committee, or the Board, as the case may be, shall have the authority, consistent with the terms of the Plan:

(a) to select the officers and other key employees of and consultants to the Corporation and its Subsidiaries and Affiliates to whom Non-Qualified Stock Options, may from time to time be granted hereunder;

(b) to determine whether and to what extent Non-Qualified Stock Options are to be granted hereunder to one or more eligible persons;

(c) to determine the number of shares to be covered by each such award granted hereunder;

(d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the share price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions regarding any Non-Qualified Stock Option and/or the shares of Common Stock relating thereto, based in each case on such factors as the Committee shall determine, in its sole discretion); and to amend or waive any such terms and conditions to the extent permitted by Section 7 hereof;

(e) to determine whether and under what circumstances a Non-Qualified Stock Option may be settled in Common Stock instead of cash;

(f) to determine whether, to what extent, and under what circumstances Non-Qualified Stock Option grants under the Plan are to be made, and operate, on a tandem basis vis-a-vis cash awards made outside of the Plan;

(g) to determine whether, to what extent, and under what circumstances shares of Common Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the participant (including providing for and determining the amount (if any) of any deemed earnings on any deferred amount during any deferral period);

(h) to determine whether to require payment of tax withholding requirements in shares of Common Stock subject to the award; and

(i) to impose any holding period required to satisfy Section 16 under the Exchange Act.

      The Committee shall have the authority to adopt, alter, and repeal such rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding on all persons, including the Corporation and Plan participants.

SECTION 3.     Shares of Common Stock Subject to Plan.

(a) As of the Effective Date, the aggregate number of shares of Common Stock that may be issued under the Plan shall be 900,000 shares. The shares of Common Stock issuable under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b) If any shares of Common Stock that have been optioned cease to be subject to a Non-Qualified Stock Option or any such award otherwise terminates without a payment being made to the participant in the form of Common Stock, such shares shall again be available for distribution in connection with future awards under the Plan.

(c) In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Common Stock, an appropriate substitution or adjustment shall be made in the maximum number of shares that may be awarded under the Plan and in the number and option price of shares subject to outstanding Non-Qualified Options granted under the Plan, provided that the number of shares subject to any award shall always be a whole number. The maximum number of shares that may be awarded to any officer or key employee under Section 4 of this Plan will be adjusted in the same manner as the number of shares subject to outstanding Non-Qualified Stock Options.

SECTION 4.     Eligibility.

      Officers and other key employees of and consultants to the Corporation and its Subsidiaries and Affiliates (but excluding members of the Committee and any person who serves only as a director) who are responsible for or contribute to the management, growth and/or profitability of the business of the Corporation and/or its Subsidiaries and Affiliates are eligible to be granted awards under the Plan. No officer or key employee shall be eligible to receive awards relative to shares of Stock under this Plan in excess of 225,000 shares during any calendar year.

SECTION 5.     Non-Qualified Stock Options.

      Non-Qualified Stock Options may be granted alone, in addition to, or in tandem with cash awards made outside of the Plan. Any Non-Qualified Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve. All stock options granted under the Plan shall be Non-Qualified Stock Options. The Committee shall have the authority to grant to any optionee Non-Qualified Stock Options.

      Non-Qualified Stock Options granted to officers, key employees and consultants under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

(a) Option Price. The option price per share of Common Stock purchasable under a Non-Qualified Stock Option shall be determined by the Committee at the time of grant but shall be not less than 100% of the Fair Market Value of the Common Stock at grant.

(b) Option Term. The term of each Non-Qualified Stock Option shall be fixed by the Committee but shall not exceed ten years after the date the Non-Qualified Stock Option is granted.

(c) Exercisability. Non-Qualified Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided, however, that except as provided in Section 5(g) and (h) and Section 6, unless otherwise determined by the Committee at or after grant, no Non-Qualified Stock Option shall be exercisable prior to the first anniversary date of the granting of the Non-Qualified Option. The Committee may provide that a Non-Qualified Stock Option shall vest over a period of future service at a rate specified at the time of grant, or that the Non-Qualified Stock Option is exercisable only in installments. If the Committee provides, in its sole discretion, that any Non-Qualified Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time at or after grant, in whole or in part, based on such factors as the Committee shall determine in its sole discretion. The Committee may establish performance conditions or other conditions to the exercisability of any Non-Qualified Stock Options, as determined by the Committee in its sole discretion, which conditions may be waived by the Committee in its sole discretion.

(d) Method of Exercise. Subject to whatever installment exercise restrictions apply under Section 5(c), Non-Qualified Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Corporation specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by cash, check, or such other instrument as the Committee may accept. As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the form of shares of Common Stock already owned by the optionee for at least six months prior to the date of exercise valued at the Fair Market Value of the Common Stock on the date the Non-Qualified Stock Option is exercised. If payment of the exercise price is made in part or in full with Common Stock, the Committee may award to the employee a new Non-Qualified Stock Option to replace the Common Stock which was surrendered. No shares of Common Stock shall be issued until full payment therefor has been made. An optionee shall generally have the rights to dividends or other rights of a stockholder with respect to shares subject to the Non-Qualified Stock Option when the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in Section 9(a).

(e) Transferability of Options. No Non-Qualified Stock Option shall be transferable by the optionee without the prior written consent of the Committee other than (i) transfers by the Optionee to a member of his or her Immediate Family or a trust for the benefit of the optionee or a member of his or her Immediate Family, or (ii) transfers by will or by the laws of descent and distribution.

(f) Bonus for Taxes. In the case of a Non-Qualified Stock Option, the Committee in its discretion may award at the time of grant or thereafter the right to receive upon exercise of such Non-Qualified Stock Option a cash bonus calculated to pay part or all of the federal and state, if any, income tax incurred by the optionee upon such exercise.

(g) Termination by Death. If an optionee’s employment by the Corporation and any Subsidiary or Affiliate terminates by reason of death, any Non-Qualified Stock Option held by such optionee may thereafter be exercised, to the extent such option was exercisable at the time of death or on such accelerated basis as the Committee may determine at or after grant (or as may be determined in accordance with procedures established by the Committee) by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of one year (or such other period as the Committee may specify at or after grant) from the date of such death or until the expiration of the stated term of such Non-Qualified Stock Option, whichever period is the shorter.

(h) Termination by Reason of Disability. If an optionee’s employment by the Corporation and any Subsidiary or Affiliate terminates by reason of Disability, any Non-Qualified Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination or on such accelerated basis as the Committee may determine at or after grant (or as may be determined in accordance with procedures established by the Committee), for a period of three years (or such other period as the Committee may specify at or after grant) from the date of such termination of employment or until the expiration of the stated term of such Non-Qualified Stock Option, whichever period is the shorter, provided however, that, if the optionee dies within the period specified above (or other such period as the committee shall specify at or after grant), any unexercised Non-Qualified Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of such Non-Qualified Stock Option, whichever period is shorter.

(i) Termination by Reason of Retirement. If an optionee’s employment by the Corporation and any Subsidiary or Affiliate terminates by reason of Normal or Early Retirement, any Non-Qualified Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement or on such accelerated basis as the Committee may determine at or after grant or, as may be determined in accordance with procedures established by the Committee, for a period of three years (or such other period as the Committee may specify at or after grant) from the date of such termination of employment or the expiration of the stated term of such Non-Qualified Stock Option, whichever period is the shorter; provided however, that, if the optionee dies within the period specified above (or other such period as the Committee shall specify at or after grant), any unexercised Non-Qualified Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of such Non-Qualified Stock Option, whichever period is shorter.

(j) Other Termination. Unless otherwise determined by the Committee (or pursuant to procedures established by the Committee) at or after grant, if an optionee’s employment by the Corporation and any Subsidiary or Affiliate is involuntarily terminated for any reason other than death, Disability or Normal or Early Retirement, or if optionee voluntarily terminates employment, the Non-Qualified Stock Option shall thereupon terminate, except that such Non-Qualified Stock Option may be exercised, to the extent otherwise then exercisable, for the lesser of three months or the balance of such Non-Qualified Stock Option’s term if the involuntary termination is without Cause. For purposes of this Plan, “Cause” means (i) a felony conviction of a participant or the failure of a participant to contest prosecution for a felony, or (ii) a participant’s willful misconduct or dishonesty, which is directly and materially harmful to the business or reputation of the Corporation or any Subsidiary or Affiliate. If an optionee voluntarily terminates employment with the Corporation and any Subsidiary or Affiliate (except for Disability, Normal or Early Retirement), the Non-Qualified Stock Option shall thereupon terminate; provided, however, that the Committee at grant or thereafter may extend the exercise period in this situation for the lesser of three months or the balance of such Non-Qualified Stock Option’s term.

SECTION 6.     Change in Control Provisions.

(a) Impact of Event. In the event of:

(1) a “Change in Control” as defined in Section 6(b); or

(2) a “Potential Change in Control” as defined in Section 6(c), but only if and to the extent so determined by the Committee or the Board at or after grant (subject to any right of approval expressly reserved by the Committee or the Board at the time of such determination),

      Subject to the limitations set forth below in this Section 6(a), the following acceleration provision shall apply:

(i) Any Non-Qualified Stock Option awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested.

(ii) Subject to the limitations set forth below in this Section 6(a), the value of all outstanding Non-Qualified Stock Options to the extent vested, shall, unless otherwise determined by the Board or by the Committee in its sole discretion prior to any Change in Control, be cashed out on the basis of the “Change in Control Price” as defined in Section 6(d) as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Board or Committee may determine prior to the Change in Control.

(iii) The Board or the Committee may impose additional conditions on the acceleration or valuation of any option in the option agreement.

(b) Definition of Change in Control. For purposes of Section 6(a), a “Change in Control” means the happening of any of the following:

(i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Corporation or a wholly-owned subsidiary thereof or any employee benefit plan of the Corporation or any of its Subsidiaries, becomes the beneficial owner of the Corporation’s securities having 35% or more of the combined voting power of the then outstanding securities of the Corporation that may be cast for the election of directors of the Corporation (other than as a result of an issuance of securities initiated by the Corporation in the ordinary course of business); or

(ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Corporation or any successor corporation or entity entitled to vote generally in the election of the directors of the Corporation or such other corporation or entity after such transaction are held in the aggregate by the holders of the Corporation’s securities entitled to vote generally in the election of directors of the Corporation immediately prior to such transaction; or

(iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation’s stockholders, of each director of the Corporation first elected during such period was approved by a vote of at least two-thirds of the directors of the Corporation then still in office who were directors of the Corporation at the beginning of any such period.

(c) Definition of Potential Change in Control. For purposes of Section 6(a), a “Potential Change in Control” means the happening of any one of the following:

(i) The approval by stockholders of an agreement by the Corporation, the consummation of which would result in a Change in Control of the Corporation as defined in Section 6(b); or

(ii) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Corporation or a Subsidiary or any Corporation employee benefit plan (including any trustee of such plan acting as such trustee)) of securities of the Corporation representing 5% or more of the combined voting power of the Corporation’s outstanding securities and the adoption by the Committee of a resolution to the effect that a Potential Change in Control of the Corporation has occurred for purposes of this Plan.

(d) Change in Control Price. For purposes of this Section 6, “Change in Control Price” means the highest price per share paid in any transaction reported on Nasdaq or such other exchange or market as is the principal trading market for the Common Stock, or paid or offered in any bona fide transaction related to a Potential or actual Change in Control of the Corporation at any time during the 60 day period immediately preceding the occurrence of the Change in Control (or, where applicable, the occurrence of the Potential Change in Control event), in each case as determined by the Committee.

SECTION 7.     Amendments and Termination.

      The Board may at any time amend, alter or discontinue the Plan; but no amendment, alteration, or discontinuation shall be made which would impair the rights of an optionee or participant under a Non-Qualified Stock Option theretofore granted, without the participant’s consent or which, without the approval of the Corporation’s stockholders, would:

(a) except as expressly provided in this Plan, increase the total number of shares reserved for the purpose of the Plan;

(b) materially increase the benefits accruing to participants under the Plan; or

(c) materially modify the requirements as to eligibility for participation in the Plan.

      The Committee may amend the terms of any Non-Qualified Stock Option or other award theretofore granted, prospectively or retroactively, but, subject to Section 2 above, no such amendment shall impair the rights of any holder without the holder’s consent. The Committee may also substitute new Non-Qualified Stock Options for previously granted Non-Qualified Stock Options (on a one for one or other basis), provided that the Committee may not modify any outstanding Non-Qualified Stock Option so as to specify a lower exercise price or accept the surrender of an outstanding Non-Qualified Stock Option and authorize the granting of a new Non-Qualified Stock Option in substitution therefor specifying a lower exercise price.

      Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

SECTION 8.     Unfunded Status of Plan.

      The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or optionee by the Corporation, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Corporation. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu of hereunder; provided, however, that, unless the Committee otherwise determines with the consent of the affected participant, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 9.     General Provisions.

(a) The Committee may require each person purchasing shares pursuant to a Non-Qualified Stock Option under the Plan to represent to and agree with the Corporation in writing that the optionee or participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(c) The adoption of the Plan shall not confer upon any employee of the Corporation or any Subsidiary or Affiliate any right to continued employment with the Corporation or a Subsidiary or Affiliate, as the case may be, nor shall it interfere in any way with the right of the Corporation or a Subsidiary or Affiliate to terminate the employment of any of its employees at any time.

(d) No later than the date as of which an amount first becomes includible in the gross income of the participant for Federal income tax purposes with respect to any award under the Plan, the participant shall pay to the Corporation, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. The Committee may require withholding obligations to be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements and the Corporation and its Subsidiaries or Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

(e) The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

(f) The members of the Committee and the Board shall not be liable to any employee or other person with respect to any determination made hereunder in a manner that is not inconsistent with their legal obligations as members of the Board. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding, the Committee member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

(g) The Committee may, at or after grant, condition the receipt of any payment in respect of any award or the transfer of any shares subject to an award on the satisfaction of a six-month holding period, if such holding period is required for compliance with Section 16 under the Exchange Act.

SECTION 10.     Effective Date of Plan.

      The Plan shall be effective April 19, 2001 (the “Effective Date”).

SECTION 11.     Term of Plan.

      No Non-Qualified Stock Option shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date of the Plan, but awards granted prior to such tenth anniversary may be extended beyond that date.

P R O X Y
AMERICAN HEALTHWAYS, INC.

    Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on January 22, 2003.

    The undersigned hereby appoints Thomas G. Cigarran and Mary A. Chaput, and either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Stockholders of American Healthways, Inc. to be held at the SunTrust Center, 5th Floor Auditorium, 424 Church Street, Nashville, Tennessee 37219, on January 22, 2003, at 9:00 a.m., local time, and any adjournments thereof.

PROPOSAL  1:  ELECTION OF DIRECTORS:

☐	FOR all of the following nominees (except as indicated to the contrary below):

Mr. Henry D. Herr, Mr. Martin J. Koldyke

    ☐ WITHHOLD AUTHORITY (ABSTAIN) to vote for the following nominees (please print name or names)

PROPOSAL  2:  APPROVAL OF AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN.

☐  FOR          ☐  AGAINST          ☐  ABSTAIN

PROPOSAL  3:  APPROVAL OF THE AMENDED AND RESTATED 2001 STOCK OPTION PLAN.

☐  FOR          ☐  AGAINST          ☐  ABSTAIN

    In their discretion on any other matter which may properly come before said meeting or any adjournment thereof.

IMPORTANT: Please date and sign this proxy on the reverse side.

    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors, FOR the approval of the amendment of the 1996 Stock Incentive Plan and FOR the approval of the Amended and Restated 2001 Stock Option Plan.

Date: .

PLEASE SIGN HERE
AND RETURN PROMPTLY

Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys should show their full titles. If a corporation is stockholder, the corporate officer should sign in full corporate name and title, such as President or other officer. If a partnership is stockholder, please sign in partnership name by authorized person.

IF you have changed your address, please PRINT your new address on this line.